Exhibit 10.4

PROMETHEUS RXDX, INC.

INDEPENDENT DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of Prometheus RxDx, Inc. (the “Company”) shall be eligible to receive cash and equity compensation commencing on the first date upon which the Company is subject to the reporting requirements of Section 13 or 15(d)(2) of the Exchange Act (the “Public Trading Date”) as set forth in this Independent Director Compensation Policy. The cash compensation and option grants described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or options, unless such Independent Director declines the receipt of such cash compensation or options by written notice to the Company. This Independent Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. All share numbers set forth in this policy give effect to the reverse stock split to be implemented by the Company in connection with its initial public offering.

1. Cash Compensation.

(a) Annual Retainers. Each Independent Director shall be eligible to receive an annual retainer of $20,000 for service on the Board. In addition, an Independent Director serving as:

(i) chairman of the Board shall be eligible to receive an additional annual retainer of $10,000 for such service;

(ii) chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $15,000 for such service;

(iii) members (other than the chairman) of the Audit Committee shall be eligible to receive an additional annual retainer of $8,000 for such service;

(iv) chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $8,000 for such service;

(v) members (other than the chairman) of the Compensation Committee shall be eligible to receive an additional annual retainer of $4,000 for such service;

(vi) chairman of the Nominating/Corporate Governance Committee shall be eligible to receive an additional annual retainer of $5,000 for such service; and

(vii) members (other than the chairman) of the Nominating/Corporate Governance Committee shall be eligible to receive an additional annual retainer of $2,500 for such service.

The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

(b) Meeting Stipends. Each Independent Director shall be eligible to receive an additional stipend of $2,000 for each Board meeting attended in person. Each Independent Director shall also be eligible to receive an additional stipend of $2,000 for each special committee meeting not in conjunction with a scheduled Board meeting attended in person and $750 for each Board or committee meeting attended by telephone. In addition, each Independent Director serving as a member of the Compensation Committee shall be eligible to receive an additional stipend of $250 for each monthly telephonic meeting attended.

2. Equity Compensation. The options described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2009 Equity Incentive Award Plan (the “Plan”) and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options and such other terms as may be required by the Plan.

(a) Initial Options. A person who was initially elected or appointed to the Board following the Public Trading Date, and who was or is an Independent Director at the time of such initial election or appointment, shall be eligible to receive a non-qualified stock option to purchase 30,000 shares of common stock (subject to adjustment as provided in the Plan) on the date of such initial election or appointment (each, an “Initial Option”).

(b) Subsequent Options. A person who is an Independent Director automatically shall be eligible to receive a non-qualified stock option to purchase 15,000 shares of common stock (subject to adjustment as provided in the Plan) on the date of each annual meeting of the Company’s stockholders after the Public Trading Date. An Independent Director elected for the first time to the Board at an annual meeting of stockholders shall only receive an Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well. In addition, an Independent Director serving as chairman of the Board automatically shall be eligible to receive an additional non-qualified stock option to purchase 5,000 shares of common stock (for a total option award to purchase 20,000 shares of common stock) (subject to adjustment as provided in the Plan) on the date of each annual meeting of the Company’s stockholders after the Public Trading Date. The option grants described in this clause shall be referred to as “Subsequent Options.”

(c) Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option grant pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Options as described in clause 2(b) above.

(d) Terms of Options Granted to Independent Directors.

(i) Exercise Price. The per share exercise price of each option granted to an Independent Director shall equal 100% of the Fair Market Value (as defined in the Plan) of a share of common stock on the date the option is granted.

(ii) Vesting. Initial Options granted to Independent Directors shall become exercisable in thirty-six equal monthly installments of 1/36 of the shares subject to such option on the first day of each calendar month following the date of the Initial Option grant, such that each Initial Option shall be 100% vested on the first day of the 36th month following the date of grant, subject to the director’s continuing service on the Board through such dates. Subsequent Options granted to Independent Directors shall become vested in twelve equal monthly installments of 1/12 of the shares subject to such option on the first day of each calendar month following the date of the Subsequent Option Grant, subject to a director’s continuing service on the Board through such dates. The term of each option granted to an Independent Director shall be ten years from the date the option is granted. No portion of an option which is unexercisable at the time of an Independent Director’s termination of membership on the Board shall thereafter become exercisable.

2